Exhibit 99.1

May 17, 2005 08:01 AM US Eastern Timezone

RIDDELL BELL HOLDINGS REPORTS FIRST QUARTER RESULTS

DALLAS, TX – May 17, 2005 – Riddell Bell Holdings, Inc. (RBH), a leading designer, developer and marketer of branded head protection equipment and related accessories for numerous athletic and recreational activities, released operating results for the first quarter 2005 today.

Results for the Quarter Ended April 2, 2005

For the first quarter of 2005, net sales were $87.2 million compared to $28.2 million for the same period a year ago, a 209.2% increase. The $59.0 million increase in net sales is primarily attributable to the inclusion of Bell Sports. Excluding the effects of the Bell Sports acquisition, net sales were relatively flat when compared to the prior year. Sales of Team Sports products increased slightly due to increased shipments of custom uniforms offset by lower shipments of licensed products.

Gross profit for the first quarter of 2005 was $31.2 million compared to $11.9 million for first quarter of 2004. Excluding the effect of the Bell Sports acquisition, gross profit decreased 1.6 percentage points, resulting primarily from temporary operating inefficiencies as the Team Sports division commenced a restructuring of its operations that is expected to result in cost reductions and margin improvements.

RBH’s operating income was $5.3 million for the first quarter of 2005, compared to $2.4 million for the first quarter of 2004. The Company’s net income was $0.2 million for the first quarter of 2005 compared to $0.3 million for the first quarter of 2004. For the first quarter of 2005, adjusted EBITDA was $13.1 million as calculated under the terms of our credit agreements. For a full discussion of adjusted EBITDA see the Reconciliation of Non-GAAP Financial Measures information included later in this press release.

RBH’s President and Chief Executive Officer, Bill Fry, said, “Our first quarter results were in-line with our expectations. We are pleased with our first quarter results as a combined organization and with the individual business segments. We are also very encouraged by the progress made over the last several months in merging these two great companies into one bigger, better company.”

“During the first quarter we commenced a facilities restructuring plan within our Team Sports division to better leverage our assets and people,” Mr. Fry continued. “We are confident that our current actions and strategies will strengthen our market positions and cost structure in the future.”

Balance Sheet Items

Net debt (total debt of $273.1 million less cash of $0.4 million) totaled $272.7 million as of April 2, 2005, an increase of $24.0 million during the first quarter. The increase in net debt is primarily attributable to an increase in seasonal working capital requirements during the quarter.

Conclusion

The Company will webcast its 2005 first quarter financial results via a conference call on Thursday, May 19, 2005, beginning at 2:00 p.m. Eastern Time. The webcast will be available via the following URL http://phx.corporate-ir.net/playerlink.zhtml?c=190384&s=wm&e=1067649. The conference call will also be available for replay at 1-888-203-1112, passcode 6834609, through June 3, 2005.

Riddell Bell Holdings, Inc. is a leading designer, developer and marketer of branded head protection equipment and related accessories for numerous athletic and recreational activities. RBH markets and licenses its products under such well-known brand names as Riddell, Bell, Giro, Blackburn and MacGregor. RBH’s branded helmets and accessories incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Irving, Texas, RBH has 22 facilities worldwide. More information is available at www.riddellbellholdings.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements that reflect our current views about future events and financial performance. All statements other than statements of historical acts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions that we might make or by known or unknown risks and uncertainties, including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements; (iii) the success of new products; (iv) our relationships with our major suppliers; (v) fluctuations in costs of raw materials; (vi) our relationship with significant customers and licensees; (vii) our labor relations; (viii) departure of key personnel; (ix) encroachments on our intellectual property; (x) product liability claims; (xi) the timing, cost and success of opening new manufacturing facilities; (xii) our level of indebtedness; (xiii) interest rate risks; (xiv) future acquisitions; (xv) an increase in return rates; and (xvi) other risks outlined under “Risk Factors,” in our recently filed registration statement.

These forward-looking statements are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of our forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. The forward-looking statements in this press release speak only as of the date of this release and except as required by law we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	April 2, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$441	$1,429
Accounts receivable, net	86,780	66,373
Inventories, net	57,500	49,643
Current deferred taxes	14,414	14,210
Other current assets	10,388	10,947

Total current assets	169,523	142,602
Property, plant and equipment, net	19,949	20,469
Intangible assets, net	182,945	185,059
Goodwill	101,544	101,544
Other assets	22,131	20,902

Total assets	$496,092	$470,576

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$1,181	$1,184
Accounts payable	21,671	19,693
Accrued expenses	33,640	33,066

Total current liabilities	56,492	53,943

Long-term debt, less current portion	271,877	248,914
Deferred taxes and other noncurrent liabilities	41,778	42,247

Total liabilities	370,147	345,104

Stockholder’s Equity:
Common stock; $.01 par value, 100 shares authorized, 100 shares issued and outstanding at April 2, 2005 and December 31, 2004, respectively	—	—
Additional paid-in capital	139,462	139,004
Retained deficit	(13,570)	(13,739)
Accumulated other comprehensive income	53	207

Total stockholder’s equity	125,945	125,472

Total liabilities and stockholder’s equity	$496,092	$470,576

See accompanying notes to condensed consolidated financial statements.

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands)

	Quarter Ended
	April 2, 2005	March 31, 2004
Net sales	$87,233	$28,214
Cost of sales	55,971	16,314

Gross profit	31,262	11,900

Selling, general and administrative expenses	23,815	8,874
Amortization of intangibles	2,114	657

Income from operations	5,333	2,369

Interest expense, net	5,090	1,855

Income before income taxes	243	514

Income tax provision	74	206

Net income	169	308

Other comprehensive (loss) income
Other comprehensive loss	(154)	—

Comprehensive income	$15	$308

See accompanying notes to condensed consolidated financial statements.

Reconciliation of Non-GAAP Financial Measures

This press release contains certain financial measures which are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted EBITDA is a term defined in our senior secured credit facility and it differs from the term EBITDA as it is commonly used. In addition to adjusting net income to exclude interest expense, income taxes and depreciation and amortization, adjusted EBITDA also adjusts net income by excluding items or expenses not typically excluded in the calculation of EBITDA, such as management fees, variable stock compensation expenses, bank allowable restructuring costs, etc. Adjusted EBITDA is presented because it is a material component of the covenants contained within our senior secured credit facility and is a measure used by management in the calculation of the fee paid under our management agreement and to determine compensation for certain of our employees. We believe that adjusted EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Adjusted EBITDA and EBITDA, however, should not be considered as alternatives to operating income as a measure of operating results or cash flows as a measure of liquidity. Adjusted EBITDA and EBITDA have important limitations as analytical tools, and you should not consider these terms in isolation or as a substitute for analysis of our results as reported under GAAP. For example, each term: (i) does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) does not reflect changes in, or cash requirements for, our working capital needs; (iii) does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; (iv) excludes tax payments that represent a reduction in cash available to us; and (v) does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future. Despite these limitations, we believe that adjusted EBITDA and EBITDA are useful, since they provide investors with additional information not available in a GAAP presentation. To compensate for these limitations, however, we rely primarily on our GAAP results and use adjusted EBITDA and EBITDA only supplementally. A reconciliation of these Non-GAAP financial measures to net income, their most comparable GAAP financial measure, is shown in the following reconciliation table:

RIDDELL BELL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(unaudited and in thousands)

Net Income	$169
Add back:
Interest	5,090
Depreciation and amortization expenses	3,394
Income tax expense	74

EBITDA	8,727
Adjustments:
Product liability insurance renewal costs	1,300
Management and board fees and expenses	830
Consulting expenses	85
Hiring and separation costs	97
Agreed upon acquisition costs	407
Stock compensation expenses	458
Transaction fees and costs	150
Bank allowable restructuring costs	1,003

Adjusted EBITDA	$13,057

CONTACT:	Jeffrey L. Gregg
Executive Vice President,
Chief Financial Officer
(469) 417-6700
www.riddellbellholdings.com